Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into by and between Con-way Inc. (“Company”), Herbert J. Schmidt (“Schmidt”) and HJS Consulting, LLC, a consulting firm owned by Herbert J. Schmidt (“Schmidt's Consulting Firm”). This Agreement shall be effective as of the Retirement Date (as defined below).

RECITALS

A.	WHEREAS, Schmidt will retire as Executive Vice President of Company and as President of its subsidiary, Con-way Truckload Inc. (“Truckload”) effective as of September 22, 2012 (“Retirement Date”);

B.
WHEREAS, Company or Truckload may require consulting services on certain business matters, including without limitation, advice and guidance related to Truckload as the business transitions under the leadership of Schmidt's anticipated successor, Saul Gonzalez;

C.
WHEREAS, Company desires to retain Schmidt to provide consulting services for the benefit of Company, Truckload and any related companies, including any parent, subsidiary or affiliate (“Con-way Companies”) through Schmidt's Consulting Firm upon request; and

D.	WHEREAS, Schmidt desires to provide such consulting services through Schmidt's Consulting Firm pursuant to the terms and conditions set forth herein.

AGREEMENT
In consideration of the above premises and the mutual covenants set forth herein, the parties hereto agree as follows:

1.Term. The term of this Agreement shall commence as of the Retirement Date and shall continue for one year thereafter (“Term”), unless earlier terminated as provided for herein.

2.Consulting Services. Schmidt shall provide consulting services to Company, Truckload and to Con-way Companies through Schmidt's Consulting Firm as reasonably requested by Company's executives or other authorized representatives, including, but not limited to, consulting services related to the business of Company or Truckload or organizational matters related to the transition of leadership at Truckload (“Consulting Services”). During the Term, Schmidt shall make himself reasonably available to Company, Truckload and any Con-way Company for up to 40 hours per calendar month for the purpose of rendering such Consulting Services.

3.Payment. In exchange for the provision of Consulting Services hereunder, as well as the promises of confidentiality, non-competition and non-solicitation, Company shall pay Schmidt's Consulting Firm $16,000.00 (Sixteen Thousand Dollars) per month (“Consulting Fee”). Schmidt's Consulting Firm shall submit a monthly invoice at the beginning of each month and Company will pay all undisputed amounts no later than ten (10) days after the end of each applicable calendar month.

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4.Expense Reimbursement. Schmidt may seek reimbursement by Company for reasonable and appropriate expenses incurred in connection with the performance of Consulting Services on behalf of Company during the Term, provided they are substantiated by authentic receipts. Invoices shall be submitted to Company as soon as practicable, but in no event later than thirty (30) days after the expense was incurred. Undisputed invoices so submitted shall be paid to Schmidt's Consulting Firm within thirty (30) days of receipt and approval by Company. Schmidt is not entitled to any remuneration, expenses or benefits other than as referred to in Sections 3 and 4 of this Agreement.

5.Non-Competition. Schmidt acknowledges that during the course of his employment with Company, he has become familiar with the trade secrets of Company, Truckload and other Con-way Companies and with other Confidential Information, as defined herein, and that his services have been and shall continue to be of special, unique and extraordinary value to Company. Therefore, and in exchange for the consideration provided herein, Schmidt agrees that during the Term of this Agreement neither Schmidt nor Schmidt's Consulting Firm shall directly or indirectly own any interest in, manage, control, participate in, advise, consult with, render services for, be employed in an executive, managerial, advisory, consulting or administrative or fiduciary capacity by, or in any manner engage in, any Competing Business. For purposes hereof, “Competing Business” means any business whose primary business involves the transportation of freight or cargo by truck or the providing of third-party logistics services such as integrated warehousing and transportation services.

6.Non-Solicitation. Schmidt and Schmidt's Consulting Firm agree that neither will, directly or indirectly, hire or solicit for employment any Company, Truckload or Con-way Company employee, officer or director during the Term of this Agreement and continuing for a period of twelve (12) months thereafter.

7.Independent Contractor Status. Company and Schmidt each hereby acknowledge and agree that Schmidt's employment with Company is ending as of the Retirement Date. It is the express intention of all the parties to this Agreement that Schmidt shall perform Consulting Services under this Agreement through Schmidt's Consulting Firm as an independent contractor to the Company. The parties understand and agree that in the performance of Schmidt's Consulting Services under this Agreement: (a) Schmidt and Schmidt's Consulting Firm may not bind or commit Company, Truckload or any Con-way Company in any way whatsoever in the absence of an express written authorization by an authorized officer of Company; and (b) Schmidt agrees and understands that he will not earn or accrue, is not eligible for and voluntarily declines participation in any employee, employment-related or company-sponsored benefits, compensation or payments after the Retirement Date. Schmidt further agrees and understands that no additional employee, employment-related or company-sponsored benefits, compensation or payments are created, due or owed to Schmidt or to Schmidt's Consulting Firm as a result of this Agreement. This Agreement does not alter entitlements to retirement benefits in which Schmidt has fully vested in connection with his employment with Company.

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Schmidt further understands and agrees that during the Term of this Agreement, Schmidt and/or Schmidt's Consulting Firm will be responsible for: (c) complying with all federal, state and local laws, ordinances, regulations and orders with respect to the Consulting Services; (d) paying all filing fees and federal, state and local taxes including, but not limited to, general business taxes, income tax, self-employment tax, FICA, FUTA and other taxes arising from the Consulting Services or otherwise related to Schmidt or Schmidt's Consulting Firm; and (e) paying all amounts required under local, state and federal workers' compensation acts, disability benefit acts, unemployment insurance acts and other employee benefits acts when due.

8.Confidential Information. Schmidt acknowledges that during his employment and as a result of his relationship with Company, Truckload and/or any Con-way Company, Schmidt has obtained, and will during the course of performing Consulting Services, obtain knowledge of, and has been given and will be given access to certain confidential and proprietary information, including, but not limited to, information regarding the business, operations, services, proposed services, business processes, other financial information and other trade secrets, confidential information and proprietary material of Company, Truckload or any Con-way Company which are not generally known to non-Company personnel, including, but not limited to, information and material originated, discovered or developed in whole or in part by Schmidt (collectively referred to herein as “Confidential Information”). The term “Confidential Information” does not include any information which: (a) at the time of disclosure is generally available to the public (other than as a result of a disclosure by Schmidt or Schmidt's Consulting Firm in breach of this Agreement); or (b) was available to Schmidt on a non-confidential basis from a source (other than Company, Truckload or a Con-way Company or their representatives) that is not and was not prohibited from disclosing such information to Schmidt by a contractual, legal or fiduciary obligation. Schmidt agrees that during the Term and, to the fullest extent permitted by law, thereafter, Schmidt will, for the benefit of Company, Truckload or any Con-way Company, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any person, or utilize any of such Confidential Information for any purpose, except in furtherance of the Consulting Services as authorized by Company and except to the extent that Schmidt or Schmidt's Consulting Firm may be required by law to disclose any Confidential Information.

9.Work Made For Hire. Schmidt and Schmidt's Consulting Firm agree that all data, reports, documents, innovations or improvements relating to Company's, Truckload's or any Con-way Company's business or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by Schmidt and/or Schmidt's Consulting Firm (collectively referred to herein as “Materials”) during the Term are a work made for hire and agree that Company, Truckload and/or any Con-way Company shall own all rights, title and interest in and to such Materials. Company, Truckload and Con-way Companies may use the Materials in any manner whatsoever. If for any reason the Materials are determined not to be a work made for hire, then Schmidt and/or Schmidt's Consulting Firm hereby assigns all rights, title and interest in and to the Materials to Company, Truckload and/or Con-way Companies.

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10.Termination.

(a) Breach. Company may, upon notice to Schmidt's Consulting Firm, terminate this Agreement if Schmidt or Schmidt's Consulting Firm breaches any of the provisions of this Agreement and such breach is not cured within fifteen (15) days of receipt of prior written notice from Company to Schmidt's Consulting Firm of such breach. In the event of such termination, no further payments shall be due to Schmidt's Consulting Firm or Schmidt hereunder, and Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.
(b) Death or Disability. This Agreement shall immediately terminate in the event of Schmidt's death or a disability which precludes the performance by Schmidt of his duties hereunder and no further payments shall be due.
(c) Remedies. In the event of a breach of the covenants contained in this Agreement, Schmidt and Schmidt's Consulting Firm agree that: (i) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of Company; (ii) Company shall be entitled to recover any additional actual damages incurred as a result of such breach; and (iii) Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor hereunder. Schmidt and Schmidt's Consulting Firm further agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement calling for specific performance, protection of Confidential Information, or obligations of non-competition or non-solicitation, and that Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security, and Schmidt and Schmidt's Consulting Firm each hereby consents to the issuance of such injunction or decree.
11.Assignment. Neither Schmidt nor Schmidt's Consulting Firm is permitted to assign this Agreement nor any of the rights, interests or obligations hereunder without the prior written consent of Company in its sole discretion.

12.Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, and subject to, the laws of Michigan.

13.Arbitration.
(a) General. Unless otherwise specified herein, any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Ann Arbor, Michigan (or such other location as Company, Schmidt and Schmidt's Consulting Firm may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or such other rules as Company, Schmidt and Schmidt's Consulting Firm may mutually agree), as such rules are in effect in on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law.

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(b) Availability of Injunctive Relief. Notwithstanding the foregoing paragraph, either party hereto may seek any equitable remedy in a court to enforce the provisions of this Agreement, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.
(c) Costs and Expenses. All administrative and arbitration fees, costs and expenses shall be borne by the non-prevailing party.
14.Severability and Reformation. If any term or provision of this Agreement shall be held to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth herein.

15.Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of Company, Schmidt and Schmidt's Consulting Firm.

Notices. All notices and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered:
If to the Consultant:
Herbert J. Schmidt
4527 Goldfinch Road
Joplin, MO 64804

with a copy to:
Herbert J. Schmidt
1950 Lake Ridge Drive
The Villages, FL 32162

If to the Company:
Con-way Inc.
2211 Old Earhart Rd.
Ann Arbor, MI 48105
Attn: Douglas Stotlar, President & CEO

with a copy to:
Con-way Inc.
2211 Old Earhart Rd.
Ann Arbor, MI 48105
Attn: Stephen Krull, EVP & General Counsel

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16.Entire Agreement. It is understood and agreed that this Agreement contains the entire agreement of the parties and supersedes any and all prior agreements, arrangements or understandings between the parties related to its subject matter. No representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof, and signed by the party intended to be bound.

17.Parties Bound. This Agreement shall be binding on the parties hereto, their respective heirs, legatees, legal representatives, successors and assigns including but not limited to any successor of the Company upon a merger, reorganization or recapitalization, except that Schmidt's and Schmidt's Consulting Firm's obligations under this Agreement shall not be assigned without consent, as further stated in Section 11 above.

18.Survival. The provisions of Sections 5-18 generally shall survive the expiration or earlier termination of the Term.

IN WITNESS WHEREOF, this Agreement has been entered into knowingly and voluntarily and is signed by the parties hereto as of the date(s) stated.

HERBERT J. SCHMIDT:                CON-WAY INC.

/s/ Herbert J. Schmidt                    By:     /s/ Stephen Krull
Herbert J. Schmidt                    Name:    Stephen Krull
Date:     6/26/2012                    Title:    EVP, General Counsel and Secretary
Date:     June 26, 2012
HJS CONSULTING, LLC

By:     /s/ Herbert J. Schmidt
Name:    Herbert J. Schmidt
Title:    President
Date:    6/26/2012

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